Corcept Therapeutics Announces Second Quarter 2008 Results

MENLO PARK, CA -- 08/13/2008 -- Corcept Therapeutics Incorporated (NASDAQ: CORT) today reported financial results for the second quarter ended June 30, 2008.

For the second quarter of 2008, Corcept reported a net loss of $4.4 million, or $0.09 per share, compared to a net loss of $1.4 million, or $0.04 per share, for the second quarter of 2007. For the first six months of 2008, the company reported a net loss of $8.3 million, or $0.19 per share, compared to a net loss of $4.0 million, or $0.13 per share, for the same period in 2007.

On May 1, 2008, we announced that our lead selective GR-II antagonist, CORT 108297, produced encouraging results in a human microdosing study. CORT 108297 is a non-steroidal, potent, competitive antagonist at the GR-II (cortisol) receptor that does not have affinity for the PR (progesterone) receptor. The compound was extremely well absorbed, demonstrated good bioavailability and had a half-life that appears compatible with once-a-day oral dosing.

Commenting on the microdosing study, Joseph K. Belanoff, M.D., Chief Executive Officer of the company, said, "There is increasing evidence that excess cortisol may play a role in the pathogenesis of several important metabolic diseases including diabetes, obesity and hypertension, in addition to Cushing's Syndrome and psychiatric illnesses. CORT 108297, a selective GR-II antagonist, would have advantages over drugs that also block the progesterone receptor, especially in diseases that require chronic therapy. Separating antagonist activity at the cortisol receptor from the progesterone receptor is a significant achievement in medicinal chemistry."

In regard to the company's clinical program, Dr. Robert L. Roe, the company's President, commented, "We have begun to enroll patients in our Phase 3 trial of CORLUX for the psychotic features of psychotic depression and anticipate that we will have a sufficient number of patients enrolled by late 2009 to enable the data safety monitoring board, independent of the Company, to perform an interim analysis evaluating safety and top-line efficacy results from the first half of the study. We have also initiated sites and are screening patients for enrollment into our Phase 3 pivotal study of CORLUX for the treatment of endogenous Cushing's Syndrome. Because only an estimated 10 to 15 of every one million people are newly diagnosed each year with Cushing's Syndrome, identification and enrollment of the 50 patients for the study is anticipated to be an extended process."

As of June 30, 2008, Corcept had cash, cash equivalents and marketable securities of $26.1 million. The total cash used in the company's operating activities for the first six months of 2008 was $9.9 million.

Total operating expenses increased to $4.7 million for the second quarter of 2008 and $8.8 million for the first half of 2008, from $2.0 million and $4.7 million, respectively, for the same periods in 2007. In the second quarter and first half of 2008, research and development expenses increased to $3.3 million and $6.1 million, respectively, from $1.2 million and $2.8 million, respectively, in the same periods of 2007. This increase in research and development expenses was due to increases in the research program related to the study of new selective GR-II antagonists and changes in the development program for CORLUX as the costs associated with commencement of new Phase 3 trials for the treatment of the psychotic features of psychotic depression and Cushing's Syndrome and manufacturing development were only partially offset by decreases in the costs associated with the earlier trials completed in 2007.

General and administrative expenses increased to $1.4 million for the second quarter and $2.6 million for the first half of 2008, from $793,000 and $1.9 million, respectively, for the same periods in 2007, primarily attributable to increases in stock-based compensation expense and cash compensation. The figures for the second quarter and first half of 2007 included a reversal of stock compensation expense of approximately $393,000 related to the resignation of an administrative employee.

Commenting on Corcept's financial guidance for 2008, Anne LeDoux, Corcept's Vice President and Controller, stated, "Based on the currently planned timeline of our clinical development program, we expect that cash used in operations in 2008 will be between $21 million and $25 million."

About Psychotic Depression

Psychotic depression is a serious psychiatric disorder that affects approximately three million people annually in the United States. It is more prevalent than either schizophrenia or bipolar I disorder. The disorder is characterized by severe depression accompanied by delusions, hallucinations or both. People with psychotic depression are approximately 70 times more likely to commit suicide than the general population and often require lengthy and expensive hospital stays. There is no FDA-approved treatment for psychotic depression.

About Cushing's Syndrome

Cushing's Syndrome is caused by prolonged exposure of the body's tissues to high levels of the hormone cortisol. Cushing's Syndrome is relatively rare and most commonly affects adults aged 20 to 50. An estimated 10 to 15 of every one million people are newly diagnosed with this syndrome each year. Symptoms vary, but most people have one or more of the following manifestations: high blood sugar, high blood pressure, upper body obesity, rounded face, increased fat around the neck, thinning arms and legs, severe fatigue and weak muscles. Irritability, anxiety, cognitive disturbances and depression are common. Cushing's Syndrome can affect every organ system in the body and can be lethal if not treated effectively.

About Weight Gain associated with Antipsychotic Medications

The group of medications known as atypical antipsychotics, including olanzapine, risperidone, clozapine and quetiapine, are widely used to treat schizophrenia and bipolar disorder. All medications in this group are associated with treatment emergent weight gain of varying degrees and carry a warning label relating to treatment emergent hyperglycemia and diabetes mellitus. Weight gain and alterations in metabolic efficiency have been observed for many years in patients with abnormally high circulating cortisol.

About Corcept Therapeutics Incorporated

Corcept Therapeutics Incorporated is a pharmaceutical company engaged in the development of GR-II antagonist drugs for the treatment of severe psychiatric and metabolic diseases. Corcept's lead product, CORLUX, is currently in Phase 3 clinical trials for the treatment of the psychotic features of psychotic depression and Cushing's Syndrome. The Company is also engaged in preparation for clinical trials to evaluate CORLUX for the mitigation of weight gain induced by antipsychotic medications and continued development work on its proprietary, selective GR-II antagonists. For additional information about the company, please visit www.corcept.com.

Statements made in this news release, other than statements of historical fact, are forward-looking statements, including, for example, statements relating to Corcept's clinical development and research programs, and its spending plans as well as the amount of funds that may be raised under the CEFF. Forward-looking statements are subject to a number of known and unknown risks and uncertainties that might cause actual results to differ materially from those expressed or implied by such statements. For example, there can be no assurances with respect to the pace of enrollment, cost, rate of spending, completion or success of clinical trials; financial projections may not be accurate; there can be no assurances that Corcept will pursue further activities with respect to the development of CORLUX, CORT 108297, or any of its other selective GR-II antagonists. These and other risk factors are set forth in the Company's SEC filings, all of which are available from our website (www.corcept.com) or from the SEC's website (www.sec.gov). We disclaim any intention or duty to update any forward-looking statement made in this news release.

                     CORCEPT THERAPEUTICS INCORPORATED
                         CONDENSED BALANCE SHEETS
                              (in thousands)

                                                     June 30,  December 31,
                                                       2008        2007
                                                    ----------- -----------
                                                    (Unaudited)    (Note)
ASSETS:
Current assets:
  Cash, cash equivalents and short-term investments $    26,123 $    17,366
  Other current assets                                    1,638         290
                                                    ----------- -----------
    Total current assets                                 27,761      17,656

Other assets                                                 82          88
                                                    ----------- -----------
    Total assets                                    $    27,843 $    17,744
                                                    =========== ===========

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable                                  $     1,098 $     1,115
  Other current liabilities                                 819       1,879
                                                    ----------- -----------
    Total current liabilities                             1,917       2,994

Capital lease obligation, long-term portion                  12          16

Total stockholders' equity                               25,914      14,734
                                                    ----------- -----------

Total liabilities and stockholders' equity          $    27,843 $    17,744
                                                    =========== ===========

Note:  Derived from audited financial statements at that date.

                     CORCEPT THERAPEUTICS INCORPORATED
                          STATEMENTS OF OPERATIONS
                  (in thousands, except per share amounts)

                                 (Unaudited)

                                   For the Three Months For the Six Months
                                      Ended June 30,      Ended June 30,
                                    ------------------  ------------------
                                       2008      2007      2008      2007

Collaboration revenue               $     --  $    374  $     --  $    482

Operating expenses:
     Research and development*         3,277     1,160     6,126     2,761
     General and administrative*       1,410       793     2,643     1,928
                                    --------  --------  --------  --------
       Total operating expenses        4,687     1,953     8,769     4,689
                                    --------  --------  --------  --------

Loss from operations                  (4,687)   (1,579)   (8,769)   (4,207)
                                    --------  --------  --------  --------

Interest and other income, net           298       164       455       261
Other expense                             (7)       (2)      (11)       (6)
                                    --------  --------  --------  --------
       Net loss                     $ (4,396) $ (1,417) $ (8,325) $ (3,952)
                                    ========  ========  ========  ========

Basic and diluted net loss per
 share                              $  (0.09) $  (0.04) $  (0.19) $  (0.13)
                                    ========  ========  ========  ========
Shares used in computing basic
 and diluted net loss per share       48,473    34,742    44,354    30,361
                                    ========  ========  ========  ========

*Includes non-cash stock-based
 compensation of the following:
     Research and development       $     67  $     56  $    132  $     85
     General and administrative          344      (108)      694       113
                                    --------  --------  --------  --------
       Total non-cash stock-based
        compensation                $    411  $    (52) $    826  $    198
                                    ========  ========  ========  ========

CONTACT:
Joseph Belanoff
Chief Executive Officer
Corcept Therapeutics
650-327-3270
IR@corcept.com
www.corcept.com